UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):      January 17, 2012

AdCare Health Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Ohio	001-33135	31-1332119
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5057 Troy Road
Springfield, OH 45502-9032

(Address of Principal Executive Offices)

(937) 964-8974

(Registrant’s telephone number, including area code)

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On January 17, 2012, AdCare Property Holdings, LLC (“AdCare Holdings”), a wholly owned subsidiary of AdCare Health Systems, Inc., entered into a Purchase and Sale Agreement (the “ConvaCare Purchase Agreement”) with Gyman Properties, LLC (the “Seller”) to acquire certain land, buildings, improvements, furniture, fixtures, vehicles, operating agreements and equipment comprising a 141 bed skilled nursing facility located in Lonoke, Arkansas, for an aggregate purchase price of $6,486,000, subject to the terms and conditions of the ConvaCare Purchase Agreement (the “ConvaCare Purchase”).  Upon not less than three business days’ notice to the Seller, AdCare Holdings may assign its right and liabilities under the ConvaCare Purchase Agreement to one or more entities which are owned or controlled directly by AdCare Holdings.

Pursuant to the ConvaCare Purchase Agreement, AdCare Holdings deposited $50,000 (the “Deposit”) into escrow to be held as earnest money.  Upon consummation of the ConvaCare Purchase, the Deposit will be retained by the Seller and applied against the purchase price therefor.

The closing of the ConvaCare Purchase is expected to occur on March 1, 2012.  AdCare Holdings may extend the closing until March 31, 2012, subject to AdCare Holdings’ payment of an additional $50,000 in earnest money (which shall be held and disbursed as part of the  ConvaCare Deposit) and as otherwise permitted under the terms of the ConvaCare Purchase Agreement.  The closing of the ConvaCare Purchase is subject to customary closing conditions, indemnification provisions and termination provisions.

The foregoing description of the ConvaCare Purchase Agreement is qualified in its entirety by reference thereto, a copy of which is attached hereto as Exhibit 2.1 and is incorporated by reference.

Item 9.01                                             Financial Statements and Exhibits.

(d)                             Exhibits.

2.1                                             Purchase and Sale Agreement, dated as of January 17, 2012, between Gyman Properties, LLC and AdCare Property Holdings, LLC.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 23, 2012	ADCARE HEALTH SYSTEMS, INC.

/s/ Martin D. Brew
Martin D. Brew
Chief Financial Officer

EXHIBIT INDEX

2.1                                 Purchase and Sale Agreement, dated as of January 17, 2012, between Gyman Properties, LLC and AdCare Property Holdings, LLC.